                                                                   EXHIBIT 99.1


[TROVER LOGO]

NEWS RELEASE
Contact:  Douglas R. Sharps
          Chief Financial Officer
          (502) 454-1365


                 TROVER SOLUTIONS 1ST QUARTER OPERATING RESULTS
                        - EPS FOR THE QUARTER AT $0.17

Louisville, Kentucky, April 30, 2003/PRNewswire/ - Trover Solutions, Inc. (Nasdaq: TROV) today reported earnings of $0.17 per diluted share (EPS) for the first quarter of 2003, the same as was reported for the first quarter of 2002. Net income for the quarter was $1.5 million, an 11% decline from the comparable quarter of 2002. This decline in the quarter resulted primarily from lower revenues (discussed below) and an increase in the effective tax rate to 40.0% from 38.0% caused primarily by the expiration of certain tax credits in 2003.

Revenues for the quarter were $16.4 million, a decrease of 6% from revenues of $17.5 million for the same quarter of 2002. The decrease in revenues resulted primarily from lower recoveries in the Healthcare Recovery Services segment, which more than offset gains in the Property and Casualty Recovery Services segment. Substantially all of the external revenue for the quarter was derived from the Healthcare Recovery Services segment, except for approximately $229,000 of revenue from the Property and Casualty Recovery Services segment.

With respect to its guidance for the year 2003, the Company expects to report EPS in the range of $0.72 to $0.79 and revenues in the range of $66.3 million to $68.7 million. This change in the guidance for 2003 published on January 7, 2003 (the "January 2003 guidance"), which estimated EPS at $0.72 to $0.84 and revenues at $67.0 million to $70.3 million, is primarily the result of lower than expected recoveries in the Healthcare Recovery Services and Property and Casualty Services segments. A discussion of the reasons for these lower recoveries appears below in the segment disclosures.


                                  Page 1 of 10
      * TROVER SOLUTIONS, INC. * 1600 Watterson Tower * 1930 Bishop Lane * Louisville, Kentucky 40218 * 502/454-1340 * www.troversolutions.com *

                    CONDENSED QUARTERLY STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE RESULTS)

                                                   3 MONTHS ENDED
                                                     MARCH 31,
                                             --------------------------
                                              2003               2002
                                             -------            -------

Claims revenues                              $16,353            $17,469
Cost of revenues                               8,343              8,482
                                             -------            -------

       GROSS PROFIT                            8,010              8,987
Support expenses                               4,482              4,899
                                             -------            -------

       EBITDA                                  3,528              4,088
Depreciation & amortization                      962              1,289
                                             -------            -------
       OPERATING PROFIT                        2,566              2,799
Interest income                                   50                 68
Interest expense                                 121                139
                                             -------            -------
       INCOME BEFORE INCOME TAXES              2,495              2,728
Provision for income taxes                       998              1,037
                                             -------            -------
       NET INCOME                            $ 1,497            $ 1,691
                                             =======            =======


Basic weighted average shares                  8,481              9,749
                                             =======            =======
Diluted weighted average shares                8,723             10,052
                                             =======            =======
Basic earnings per common share              $  0.18            $  0.17
                                             =======            =======
Diluted earnings per common share            $  0.17            $  0.17
                                             =======            =======

QUARTERLY SEGMENT RESULTS

Quarterly segment profits and margins for the Company's Healthcare Recovery Services, Property and Casualty Recovery Services and Software segments are presented in the discussions below.

HEALTHCARE RECOVERY SERVICES
($ in thousands)

                                   3 Months ended
                                      March 31,
                            ---------------------------
                              2003               2002
                            -------             -------

Segment revenues            $16,107             $17,402
Gross profit                $ 8,345             $ 9,263
Segment margin                 51.8%               53.2%
Operating profit            $ 6,753             $ 7,173
Pretax income               $ 6,767             $ 7,183

The Company's Healthcare Recovery Services segment derives its revenue from its four recovery-based products: healthcare subrogation, provider bill audit, overpayment recoveries and physician audit. Healthcare segment revenues decreased 7%, or approximately $1.3 million, in the first quarter of 2003 compared to the first quarter of 2002. The decrease in segment revenues was a function of lower recoveries resulting from two causes. The first cause is lower throughput (i.e., yield) from the healthcare subrogation backlog attributable to a shift in its composition, the healthcare subrogation backlog being increasingly composed of files derived from terminated clients.


                                  Page 2 of 10
      * TROVER SOLUTIONS, INC. * 1600 Watterson Tower * 1930 Bishop Lane * Louisville, Kentucky 40218 * 502/454-1340 * www.troversolutions.com *

The portion of that backlog derived from terminated clients exhibits a lower throughput rate than does the portion of the backlog derived from active clients, whose files are replenished on an on-going basis. Second, the segment had fewer installed lives during the quarter because of attrition.

With respect to the current 2003 guidance for the Healthcare Recovery Services segment, the Company expects that it will report revenues in the range of $64.7 million to $66.2 million, a change at the top end of the January 2003 guidance of $0.6 million from $66.8 million, resulting primarily from lower than expected throughput on files from terminated clients, as described above. As a consequence of lowering its revenue guidance, the Company expects that it will report pretax income in the range of $27.1 million to $27.7 million, a change in the January 2003 guidance range of $27.3 million to $28.3 million.

The following tables present certain key operating information for the Healthcare Recovery Services segment for the periods indicated.

            HEALTHCARE RECOVERY SERVICES - LIVES SOLD AND INSTALLED*
                                 (IN MILLIONS)

                                                                      3 MONTHS ENDED
                                                                         MARCH 31,
                                                                  ---------------------
                                                                  2003             2002
                                                                  ----             ----

CUMULATIVE LIVES SOLD, BEGINNING OF PERIOD                        41.6             49.1
  Lives from existing client loss, net (1)                        (7.4)            (3.9)
  Lives added from new contracts with existing clients             0.1              0.7
  Lives added from contracts with new clients                      0.0              0.5
CUMULATIVE LIVES SOLD, END OF PERIOD                              34.3             46.4
                                                                  ====             ====
LIVES SOLD ELIMINATIONS/CROSS-SOLD LIVES (2)                      10.5              8.1
                                                                  ====             ====

LIVES INSTALLED, END OF PERIOD                                    31.9             44.7
                                                                  ====             ====
LIVES INSTALLED ELIMINATIONS/CROSS-INSTALLED LIVES(3)              5.4              5.8
                                                                  ====             ====

* All references to "lives" in the table, whether reported as from existing client loss, added from new contracts with existing clients or with new clients, lives sold, lives sold eliminations/cross-sold lives, lives installed or lives installed eliminations/cross-installed lives, are derived by the Company from information provided to it by clients, which may contain estimates.

(1) Represents the net of losses from contract terminations and organic declines in the clients' installed base measured in the number of persons covered by clients, and gains from organic growth in the clients' installed base measured in the number of persons covered by clients.

(2) "Lives Sold Eliminations/Cross-Sold Lives" specifies the number of lives subject to client contracts under which the Company provides or will provide more than one healthcare recovery service to a client population. By contrast, the number of lives reported in "Cumulative Lives Sold, End of Period" eliminates the overlap (i.e., "double-counting") that occurs when multiple healthcare recovery services are provided to the same client population.

(3) "Lives Installed Eliminations/Cross-Installed Lives" specifies the number of lives as to which the Company provides more than one healthcare recovery service to a client population. By contrast, the number of lives reported in "Lives Installed, End of Period" eliminates the overlap (i.e., "double-counting") that occurs when multiple healthcare recovery services are provided to the same client population.


                                  Page 3 of 10
      * TROVER SOLUTIONS, INC. * 1600 Watterson Tower * 1930 Bishop Lane * Louisville, Kentucky 40218 * 502/454-1340 * www.troversolutions.com *

The Company ended the quarter with 34.3 million lives sold, a net decrease of
7.3 million lives, or 18%, from the end of 2002. Of this decline, 6.9 million are from client terminations (including 6.1 million lives from the previously reported UnitedHealth Group terminations of subrogation services) and 0.5 million are from the net organic declines in the installed base of lives. Compared to the end of the same quarter last year, net lives sold decreased by
12.1 million, or 26%.

Installed lives decreased by 8.0 million, net, during the first quarter to 31.9 million. Compared to the same quarter last year, lives installed decreased by
12.8 million. During the quarter, the Company installed approximately 0.3 million new lives, after the elimination of the "double-counting" of lives sold for more than one service.

The Company currently anticipates that it will achieve both targeted sales of healthcare recovery services covering 9 million to 12 million new lives and installations of 6.5 million to 10.5 million lives, in line with the January 2003 guidance. The Company currently estimates that the attrition of installed lives in the Healthcare Recovery Services segment for 2003 will be in the range of 11.0 million to 11.5 million lives. The January 2003 guidance estimated attrition of installed lives for 2003 in the range of 7.5 million to 8.0 million lives. The primary reason for this change in guidance is the unanticipated increase in organic losses of installed lives. Organic losses occur when clients suffer a decline in their census, and are unrelated to terminations. The current guidance on attrition of installed lives is fully reflected in the current guidance on financial results for 2003.

            HEALTHCARE RECOVERY SERVICES - KEY OPERATING INDICATORS
                             (DOLLARS IN MILLIONS)

                                       3 MONTHS ENDED
                                          MARCH 31,
                              ---------------------------------
                                 2003                   2002
                              ----------             ----------

Backlog (1)                   $1,611.4(2)            $1,384.4(2)
Claims recoveries             $   57.8               $   64.0
Throughput (3)                     3.7%                   4.6%
Effective fee rate                27.9%                  27.5%

(1) Backlog is the total dollar amount of potentially recoverable claims that the Company is pursuing or auditing on behalf of clients at a given point in time.

(2) At March 31, 2003 and 2002, approximately $351.2 million and $381.1 million, respectively, of backlog was derived from terminated clients and clients that, by that date, had given notice of termination.

(3) Throughput equals recoveries for the period divided by the average backlog at the beginning and end of the period.


                                  Page 4 of 10
      * TROVER SOLUTIONS, INC. * 1600 Watterson Tower * 1930 Bishop Lane * Louisville, Kentucky 40218 * 502/454-1340 * www.troversolutions.com *

Total backlog of $1,611.4 million at March 31, 2003 represents an increase of $52.4 million, or 3%, over total backlog at December 31, 2002. Compared to March 31, 2002, total backlog increased by $227.0 million, or 16%. The decrease in throughput (shown in the table above) from the quarter ended March 31, 2002 is primarily the effect of a continuing shift in the backlog mix, with a greater percentage of backlog and recoveries coming from provider bill audit, which typically exhibits a lower throughput rate than healthcare subrogation.

PROPERTY AND CASUALTY RECOVERY SERVICES
($ in thousands)

                                 3 Months ended
                                   March 31,
                            -----------------------
                             2003             2002
                            -----             -----

Segment revenues            $ 229             $  67
Gross loss                  $(112)            $(161)
Segment margin                N/M               N/M
Operating loss              $(232)            $(293)
Pretax loss                 $(242)            $(301)

The Property and Casualty Recovery Services segment includes subrogation recovery services for property and casualty insurers, which the Company sells under the name TransPaC Solutions. For the quarter ended March 31, 2003, the Property and Casualty Recovery Services segment had a pretax loss of approximately $242,000, equal to $0.02 loss per diluted share.

With respect to the Property and Casualty Recovery Services segment, the Company currently expects that in 2003:

         -        Backlog at year-end will be $25.0 million to $35.0 million;
                  the January 2003 guidance was $55.0 million to $65.0 million

         - Recoveries will be $6.5 million to $8.5 million; the January 2003 guidance was $10.0 million to $13.0 million

         - The effective fee rate will be between 20.0% and 24.0%; the January 2003 guidance was 22.0% to 24.0%

         - Revenue will be $1.5 million to $2.0 million; the January 2003 guidance was $2.2 million to $3.0 million

         - Pretax loss will be ($600,000) to ($200,000); the January 2003 guidance was ($400,000) to break-even

Except for the change in effective fee rate, which is a result of a shift in the mix of files in the backlog, these changes in the January 2003 guidance for TransPaC Solutions all result from the timing of forecast sales which now are anticipated for later in 2003 or for 2004. Notwithstanding the slowed sales, which are primarily the result of changing the sales strategy to one wholly focused on outsourcing services, management continues to see significant interest in this product in the marketplace.


                                  Page 5 of 10
      * TROVER SOLUTIONS, INC. * 1600 Watterson Tower * 1930 Bishop Lane * Louisville, Kentucky 40218 * 502/454-1340 * www.troversolutions.com *

The following tables present key operating information for the Property and Casualty segment for the periods indicated.

                     TRANSPAC SOLUTIONS CONTRACTS IN FORCE

                                                     3 MONTHS ENDED
                                                        MARCH 31,
                                                   -------------------
                                                   2003           2002
                                                   ----           ----

CONTRACTS IN FORCE, BEGINNING OF PERIOD             27             14

  Outsourcing (1)                                    1              0
  Referrals/Closed Claims (2)                        3              7
  Terminations                                      (1)             0
                                                   ---             --
CONTRACTS IN FORCE, END OF PERIOD                   30             21
                                                   ===             ==

(1) Outsourcing refers to the full replacement of a client's internal subrogation recovery function by TransPaC Solutions, typically with a view to an ongoing relationship of indefinite period.

(2) Referrals/Closed Claims refers to project-related work assumed by TransPaC Solutions, typically with files transmitted by clients from time to time.

                  TRANSPAC SOLUTIONS KEY OPERATING INDICATORS
                             (DOLLARS IN MILLIONS)

                                   3 MONTHS ENDED
                                      MARCH 31,
                              -------------------------
                               2003              2002
                              -------           -------

Backlog (1)                   $  16.4           $   7.0
Claims recoveries             $   1.1           $   0.3
Throughput (2)                    7.1%              5.3%
Effective fee rate               20.3%             23.8%

(1) Backlog is the total dollar amount of potentially recoverable claims that the Company is pursuing on behalf of clients at a given point in time.

(2) Throughput equals recoveries for the period divided by the average backlog at the beginning and end of the period.

SOFTWARE
($ in thousands)

                                3 Months ended
                                   March 31,
                            ------------------------
                            2003               2002
                            -----              -----

Segment revenues            $ 313              $ 115
Gross profit                $  73              $   0
Segment margin               23.3%               N/M
Operating loss              $(233)             $(160)
Pretax loss                 $(263)             $(189)


                                  Page 6 of 10
      * TROVER SOLUTIONS, INC. * 1600 Watterson Tower * 1930 Bishop Lane * Louisville, Kentucky 40218 * 502/454-1340 * www.troversolutions.com *

The Software segment's primary product is subrogation recovery software in a browser-based application service provider (ASP) form under the name Troveris.

For the quarter ended March 31, 2003, Troveris had software revenue of approximately $313,000, all but $17,000 of which was derived from internal clients (i.e., the Healthcare Recovery Services and Property and Casualty Recovery Services segments). This was an increase of 172% over Troveris' revenue for the quarter ended March 31, 2002 of $115,000 (all of which was derived internally). Troveris had a pretax loss of approximately $263,000 for the three months ended March 31, 2003 (a loss of $0.02 per diluted share), as compared to a pretax loss of $189,000 in the first quarter of 2002 (a loss of $0.01 per diluted share). This increased loss in the segment resulted from lower than expected revenue from internal clients, which is based on recoveries of the other segments, and an increase in expenses resulting from greater depreciation costs of the software.

With respect to the Software segment, the Company expects that in 2003 it will report revenue of $2.0 million to $2.4 million and a pretax (loss)/income of ($200,000) to $100,000. This narrowing of the January 2003 guidance of a pretax
(loss) / income of ($200,000) to $200,000 is due primarily to slower than expected sales of Troveris to external clients with an accompanying decrease in expected revenue from external clients.

CONSOLIDATED SEGMENT INFORMATION
($ in thousands)

                                              March 31,            March 31,
                                                2003                 2002
                                              --------             --------

Segment revenues:
     Healthcare Rec. Svs.                     $ 16,107             $ 17,402
     Property & Casualty Rec. Svs.                 229                   67
     Software                                      313                  115
     Eliminations                                 (296)                (115)
                                              --------             --------
         Total                                $ 16,353             $ 17,469
                                              ========             ========

Gross profit (loss):
     Healthcare Rec. Svs.                     $  8,345             $  9,263
     Property & Casualty Rec. Svs.                (112)                (161)
     Software                                       73                    0
     Eliminations                                 (296)                (115)
                                              --------             --------
         Total                                $  8,010             $  8,987
                                              ========             ========


                                  Page 7 of 10
      * TROVER SOLUTIONS, INC. * 1600 Watterson Tower * 1930 Bishop Lane * Louisville, Kentucky 40218 * 502/454-1340 * www.troversolutions.com *

Operating profit (loss):
     Healthcare Rec. Svs.                     $ 6,753             $ 7,173
     Property & Casualty Rec. Svs.               (232)               (293)
     Software                                    (233)               (160)
     Corporate                                 (3,722)             (3,921)
                                              -------             -------
         Total                                $ 2,566             $ 2,799
                                              =======             =======

Employees:
     Direct operation employees                   514                 506
     Support staff employees                      139                 162
                                              -------             -------
         Total                                    653                 668
                                              =======             =======

CORPORATE

Unallocated corporate expenses for the quarter ended March 31, 2003 were approximately $3.8 million pretax. For the comparable quarter of 2002, corporate expenses were approximately $4.0 million pretax.

With respect to corporate expenses, the Company expects that in 2003 corporate expenses will be approximately $15.9 million, slightly less than the $16.1 million in the January 2003 guidance. This decline is largely a function of a reversal of the accrual for incentive compensation, which varies directly with pre-bonus, pretax results.

During the quarter ended March 31, 2003, the Company repurchased 172,622 shares of its common stock at a cost of $902,074, at an average cost of $5.23 per share, under its stock repurchase program. Since the program began in 1999, the Company has repurchased 3,269,630 shares at a total cost of $14,492,304, at an average cost of $4.43 per share. Approximately $5.5 million of repurchase authority remains available under the program.

At 10:00 am, Eastern Time, on Wednesday, April 30, 2003, management will discuss in a webcast the results for the first quarter of 2003 and guidance for 2003. Investors can access this live video and audio presentation through Trover Solutions, Inc.'s website at www.troversolutions.com/current.html. A copy of this release, the presentation concerning this release and other investor relations materials can be accessed through Trover Solutions, Inc.'s website at www.troversolutions.com.

Trover Solutions, Inc. believes it is a leading independent provider of outsourcing of insurance subrogation and other claims recovery and cost containment services to the private healthcare payor and property and casualty industries. The Company's other claims recovery services include clinical bill auditing and overpayments recovery.


                                  Page 8 of 10
      * TROVER SOLUTIONS, INC. * 1600 Watterson Tower * 1930 Bishop Lane * Louisville, Kentucky 40218 * 502/454-1340 * www.troversolutions.com *

This release contains statements that constitute "Forward-looking Statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this release include the intent, belief or current expectations of management with respect to current operating trends and Trover Solutions, Inc.'s future financial performance and operating results, including [i] the Company's beliefs regarding the performance of the backlog from terminated clients, [ii] the Company's expectations regarding changes in EPS, revenue, and pretax income / (loss) for its individual segments and on a consolidated basis for 2003, [iii] the Company's estimates of 2003 new sales, attrition, and installations in the Healthcare Recovery Services segment, [iv] the Company's 2003 guidance for the Property and Casualty Recovery Services segment and the Software segment, and [v] the Company's 2003 guidance for corporate expenses. Forward-looking statements in this release also include the assumptions on which such statements are based. Prospective investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated in this release include, but are not limited to: the Company's lack of operating history in the property and casualty market, the ability of Trover Solutions, Inc. to successfully implement its sales and marketing strategy, product development strategy, operating strategy and acquisition strategy, Trover Solutions, Inc.'s ability to manage growth, changes in laws and government regulations applicable to Trover Solutions, Inc., and changes in the historical relationships among such key operating indicators as lives sold, lives installed, backlog and throughput and in the predictive value of these indicators with respect to certain aspects of Trover Solutions, Inc.'s financial results; and all risks inherent in the development, introduction and implementation of new products or services. Additional factors that could cause actual results to differ materially from those contemplated in this release can be found in Trover Solutions, Inc.'s Safe Harbor Compliance Statement included as Exhibit 99.1 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2002.


                                  Page 9 of 10
      * TROVER SOLUTIONS, INC. * 1600 Watterson Tower * 1930 Bishop Lane * Louisville, Kentucky 40218 * 502/454-1340 * www.troversolutions.com *

                             TROVER SOLUTIONS, INC.
                            CONDENSED BALANCE SHEETS
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                                                         MARCH 31,          DECEMBER 31,
                                                                                           2003                 2002
                                                                                         ---------          ------------

                                                        ASSETS
CURRENT ASSETS:
       Cash and cash equivalents                                                         $  2,116             $  2,269
       Restricted cash                                                                     18,961               17,764
       Accounts receivable, less allowance for doubtful accounts of
                  $582 at March 31, 2003 and
                  $531 at December 31, 2002                                                 8,789                9,389

       Other current assets                                                                 2,107                2,319
                                                                                         --------             --------
                  TOTAL CURRENT ASSETS                                                     31,973               31,741
Property and equipment, net                                                                 6,382                6,452
Goodwill, net                                                                              29,146               29,146
Identifiable intangibles, net                                                               3,680                3,810
Other assets                                                                                2,306                2,424
                                                                                         --------             --------
                  TOTAL ASSETS                                                           $ 73,487             $ 73,573
                                                                                         ========             ========

                                         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
       Trade accounts payable                                                            $  1,235             $  1,653
       Accrued expenses                                                                     4,168                4,699

       Accrued bonuses                                                                      1,122                3,208
       Funds due clients                                                                   13,713               12,368
       Income taxes payable                                                                 1,391                  429
       Deferred income tax liability                                                          616                  616
                                                                                         --------             --------
                  TOTAL CURRENT LIABILITIES                                                22,245               22,973
Other liabilities                                                                           3,151                3,151
Long-term borrowings                                                                        4,000                4,000
                                                                                         --------             --------
                  TOTAL LIABILITIES                                                        29,396               30,124
                                                                                         --------             --------

Commitments and contingencies                                                                  --                   --
STOCKHOLDERS' EQUITY:
     Preferred stock
           $.001 par value per share, 2,000 shares authorized, no
           shares issued or outstanding                                                        --                   --
     Common stock
           $.001 par value per share, 20,000 shares authorized, 8,429 - March
           31, 2003 and 8,588 - December 31, 2002
           shares outstanding                                                                  12                   12
     Capital in excess of par value                                                        23,214               23,154
     Other                                                                                   (942)                (926)
     Treasury stock at cost,  3,260 shares at March 31,
                2003 and 3,088 shares at December 31, 2002                                (14,455)             (13,553)
          Accumulated other comprehensive income                                              (87)                 (87)

          Unearned compensation                                                               (36)                 (39)
          Retained earnings                                                                36,385               34,888
                                                                                         --------             --------
                 TOTAL STOCKHOLDERS' EQUITY                                                44,091               43,449
                                                                                         --------             --------
                 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                              $ 73,487             $ 73,573
                                                                                         ========             ========


                                 Page 10 of 10
      * TROVER SOLUTIONS, INC. * 1600 Watterson Tower * 1930 Bishop Lane * Louisville, Kentucky 40218 * 502/454-1340 * www.troversolutions.com *